CONTRACT

Global Energy hereby engages DeMonte Associates, 31-24 30th Street, Astoria, NY 11106 as its marketing communications and investor relations advisor as well as U.S. representative.

The fee for the 6 month period of the Agreement, commencing on May 1, 2007 will be $5,000.00 per month. The fee is payable at the commencement of this contract and on the first of each month in advance of the month worked.

DeMonte Associates shall act as investor relations and marketing communications counsel for Global Energy and perform the services enumerated below:

1. Analysis of Global Energy's business and industry, following which a comprehensive fact sheet that summarizes Global Energy's investment provocation, for distribution to existing clients, potential clients, investors, investment professionals and trade and financial media.
2. Development of a complete public relations/marketing program designed to broaden recognition of Global Energy in the media, enhance relations with existing investors and achieve greater awareness among potential investors.
3. Create all collateral including media kit, investor kit, etc. if required.
4. Advise Global Energy in its overall relationship with trade and financial media through consultation with its management.
5. Planning, writing and preparation of press releases and marketing collateral both financial and industry specific.
6. Review and/or preparation of presentation material for meetings with potential and existing clients, investors, and media.
7. Should the Company seek additional funding, meet with financial community on behalf of Global Energy, surveying essential analysts, brokers and institutional investors throughout the country, maintaining an ongoing personal contact program.
8. Assisting in arranging meetings between management and clients, potential clients, the press and forums/seminars (including assistance in creating specific "meeting-based collateral).
9. Create a contact list for Global Energy, maintain and update the list. Any names provided to DeMonte Associates by Global Energy will be supplied with status on an ongoing basis. Such list shall be conveyed to Global Energy and shall not be utilized by any other third party.
10. Provide profiles for investor sites including Yahoo and all financial databases, frequently used for information by retail brokers.
11. Utilize DeMonte Associates name on all press releases and, if desired, forward all investor relations e-mails to DeMonte Associates.

Consent

No documentation or other information or literature shall be sent to any third party without the prior consent of Global Energy and accordingly no meetings or introductions shall be held with any third party on the Company's behalf without the Company's prior permission.

Payment Requirement

Invoices will include all out-of-pocket expenses incurred by DeMonte Associates on behalf of Global Energy for that month, plus the monthly fee payable and due one month in advance, provided that DeMonte Associates shall not incur any expense on behalf of Global Energy in any amount exceeding $200.00 unless approved in writing by Global Energy in advance. Business Wire expenses will be direct-billed to Global Energy. Termination of this agreement shall not relieve Global Energy to pay all amounts accrued prior to such termination and shall not limit DeMonte Associates from pursuing other remedies which may be available to it.

Term

This agreement shall commence upon execution of this document and shall continue in force for a period of six months.

Early Termination

This agreement may be terminated at any time by Global Energy upon the provision by it of 30 day's written notice to DeMonte.

Out-of-Pocket Expenses

1. Global Energy shall reimburse DeMonte Associates as to any expenses that are mutually agreed upon in relation to, for example, special mailings, road show events, and/or any other extraordinary expense. No such expenses exceeding $200 shall be reimbursed unless prior approval is given in writing by Global Energy
2.

If, as an agent, DeMonte Associates places paid media advertising (at Global Energy's discretion), media and production costs must be paid to DeMonte Associates in advance. No such expenses exceeding $200 shall be reimbursed unless prior approval is given in writing by Global Energy .

Global Energy agrees to and hereby does indemnify DeMonte Associates against any damages, costs and expenses, including reasonable attorney's fees, incurred in defending against any legal action arising out of the release of materials previously cleared and approved by the company.

Global Energy hereby expressly holds DeMonte Associates harmless from any such damages, costs and expenses.

Global Energy acknowledges that it has read this agreement between the parties, which supersedes all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this agreement.

DeMonte Associates agrees to exercise due care to prevent disclosure of Global Energy's proprietary information to any third party, authorization for further. internal dissemination within DeMonte Associates shall be limited to those whose duties justify their need to know such information, and then only with a clear understanding that these employees of their obligation to maintain the proprietary status of such information.

By: Asi Shy
Global Energy

Date: May 10, 2007

By: Cynthia DeMonte
DeMonte Associates

Date: 5·10·07